Exhibit 4.9

Fourth Amended and Restated Exclusive Option Agreement

This Fourth Amended and Restated Exclusive Option Agreement (“this Agreement”) is executed by and among the Parties below as of Dec 23th, 2015, in Guangzhou, the People’s Republic of China (“China”):

Party  A:                          Shen Ya, a citizen of the China with Chinese identification No.: 330302197112290039;

Party  B:                          Hong Xiaobo, a citizen of the China with Chinese identification No.: 330328197206015314;

Party  C:                        Vipshop (China) Co., Ltd., a wholly foreign owned enterprise duly registered in China, with its address at Building 6, No. 20, Huahai Street, Fang Village, Liwan District, Guangzhou;

Party  D:                        Guangzhou Vipshop Information Technology Co., Ltd., a limited liability company organized and existing under the laws of China, with its address at Building 1-5, No. 20, Huahai Street, Fang Village, Liwan District, Guangzhou.

In this Agreement, Party A and Party B shall be collectively referred to as the “Shareholders”; each of Party A, Party B, Party C and Party D shall be referred to as a “Party” respectively, and collectively referred to as the “Parties”.

Whereas:

1.                            Party A and Party B have executed an Third Amended and Restated Exclusive Option Agreement with Party C and Party D on Aug 6th, 2015 (the “Original Option Agreement”);

2.                            Party B subscribed the increased capital of Party D with the amount of RMB550,000,000.  After such capital increase is completed, the Shareholders collectively hold 100% of the equity interest in Party D;

3.                            The Shareholders jointly and severally agree to grant Party C an exclusive right through this Agreement, and Party C agrees to accept such exclusive right to purchase all or part equity interest held by the Shareholders in Party D;

4.                            Due to the change of circumstances, the Parties wish to execute this Agreement to replace the Original Option Agreement.

5.                            Party C is a wholly foreign-owned enterprise registered in China. Party C and Party D have executed an Amended and Restated Exclusive Business Cooperation Agreement on October 8, 2011 (the “Business Cooperation Agreement”) and an Exclusive Purchase Framework Agreement in 2011 (the “Framework Agreement”);

6.                            In consideration of the entering into and the performance by Party C of the Business Cooperation Agreement and the Framework Agreement, and to ensure that Party D should perform its obligations under the Business Cooperation Agreement and the Framework Agreement, upon mutual discussion and negotiation, the Parties have reached the following agreement:

1.                  Sale and Purchase of Equity Interest

1.1                     Option Granted

The Shareholders hereby, jointly and severally, irrevocably grant Party C an irrevocable and exclusive right to purchase, or designate one or more persons (each, a “Designee”) to purchase the equity interests in Party D now or then held by the Shareholders (regardless whether the Shareholders’ capital contribution and/or percentage of shareholding is changed or not in the future) once or at multiple times at any time in part or in whole at Party C’s sole and absolute discretion to the extent permitted by Chinese laws and at the price described in Section 1.3 herein (such right being the “Equity Interest Purchase Option”). Except for Party C and the Designee(s), no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests of the Shareholders. Party D hereby agrees to the grant by the Shareholders of the Equity Interest Purchase Option to Party C. The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or any other type of economic entity.

1.2                     Steps for Exercise of Equity Interest Purchase Option

Subject to the provisions of the laws and regulations of China, Party C may exercise the Equity Interest Purchase Option by issuing a written notice to the Shareholders (the “Equity Interest Purchase Option Notice”), specifying: (a) Party C’s decision to exercise the Equity Interest Purchase Option; (b) the portion of equity interests to be purchased from the Shareholders (the “Optioned Interests”); and (c) the date for purchasing the Optioned Interests.

1.3                     Equity Interest Purchase Price

The purchase price of the Optioned Interests (the “Base Price”) shall be RMB 10.  If appraisal is required by the laws of China at the time when Party C exercises the Equity Interest Purchase Option, the Parties shall negotiate in good faith and based on the appraisal result make necessary adjustment to the Equity Interest Purchase Price so that it should be the lowest price permissible under the then applicable laws of China (collectively, the “Equity Interest Purchase Price”)

1.4                     Transfer of Optioned Interests

For each exercise of the Equity Interest Purchase Option:

1.4.1                    The Shareholders shall cause Party D to promptly convene a shareholders meeting, at which a resolution shall be adopted approving the Shareholders’ transfer of the Optioned Interests to Party C and/or the Designee(s);

1.4.2                    Each of the Shareholders shall make written statements regarding his/her consent to the transfer of the equity interest to Party C and/or the Designee(s) and waiving any right of first refusal related thereto.

1.4.3                    The Shareholders shall execute a share transfer contract with respect to each transfer with Party C and/or each Designee (whichever is applicable), in accordance with the provisions of this Agreement and the Equity Interest Purchase Option Notice regarding the Optioned Interests;

1.4.4                    The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the Optioned Interests to Party C and/or the Designee(s), unencumbered by any security interests, and cause Party C and/or the Designee(s) to become the registered owner(s) of the Optioned Interests. For the purpose of this Section and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement and the Shareholders’  Equity Interest Pledge Agreement. “The Shareholders’  Equity Interest Pledge Agreement” as used in this Section and this Agreement shall refer to the Fourth Amended and Restated Equity Interest Pledge Agreement executed by and among Party C, the Shareholders and Party D on the date of this Agreement, whereby the Shareholders pledge all of their equity interests in Party D to Party C, in order to guarantee Party D’s performance of its obligations under the Amended and Restated Exclusive Business Cooperation Agreement executed by and between Party D and Party C on October 8, 2011.

2.                  Covenants

2.1                     Covenants regarding Party D

The Shareholders (as the shareholders of Party D) and Party D hereby covenant as follows:

2.1.1                    Without the prior written consent of Party C, they shall not in any manner supplement, change or amend the articles of association and bylaws of Party D, increase or decrease its registered capital, or change its structure of registered capital in other manners;

2.1.2                    They shall maintain Party D’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

2.1.3                    Without the prior written consent of Party C, they shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Party D or legal or beneficial interest in the business or revenues of Party D, or allow the encumbrance thereon of any security interest;

2.1.4                    Without the prior written consent of Party C, they shall not incur, inherit, guarantee or suffer the existence of any debt, except for (i) debts incurred in the ordinary course of business other than through loans; and (ii) debts disclosed to Party C for which Party C’s written consent has been obtained;

2.1.5                    They shall always operate all of Party D’s businesses during the ordinary course of business to maintain the asset value of Party D and refrain from any action/omission that may affect Party D’s operating status and asset value;

2.1.6                    Without the prior written consent of Party C, they shall not cause Party D to execute any major contract, except the contracts in the ordinary course of business (for purpose of this subsection, a contract with a value exceeding RMB 100,000 shall be deemed a major contract);

2.1.7                    Without the prior written consent of Party C, they shall not cause Party D to provide any person with any loan or credit;

2.1.8                    They shall provide Party C with information on Party D’s business operations and financial condition at Party C’s request;

2.1.9                    If requested by Party C, they shall procure and maintain insurance in respect of Party D’s assets and business from an insurance carrier acceptable to Party C, at an amount and type of coverage typical for companies that operate similar businesses;

2.1.10             Without the prior written consent of Party C, they shall not cause or permit Party D to merge, consolidate with, acquire or invest in any person;

2.1.11             They shall immediately notify Party C of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party D’s assets, business or revenue;

2.1.12             To maintain the ownership by Party D of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.1.13             Without the prior written consent of Party C, they shall ensure that Party D shall not in any manner distribute dividends to its shareholders, provided that upon Party C’s written request, Party D shall immediately distribute any or all distributable profits to its shareholders; and

2.1.14             At the request of Party C, they shall appoint any persons designated by Party C as the director and/or executive director of Party D.

2.2                     Covenants of the Shareholders and Party D

The Shareholders hereby covenants as follows:

2.2.1                    Without the prior written consent of Party C, the Shareholders shall not sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the equity interests in Party D held by the Shareholders, or allow the encumbrance thereon of any security interest, except for the pledge placed on these equity interests in accordance with the Shareholders’  Equity Interest Pledge Agreement;

2.2.2                    The Shareholders shall cause the shareholders’ meeting and/or the board of directors and/or executive director of Party D not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the equity interests in Party D held by the Shareholders, or allow the encumbrance thereon of any security interest, without the prior written consent of Party C, except for the pledge placed on these equity interests in accordance with the Shareholders’  Equity Interest Pledge Agreement;

2.2.3                    The Shareholders shall cause the shareholders’ meeting or the board of directors and/or executive director of Party D not to approve the merger or consolidation with any person, or the acquisition of or investment in any person, without the prior written consent of Party C;

2.2.4                    The Shareholders shall immediately notify Party C of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the equity interests in Party D held by the Shareholders;

2.2.5                    The Shareholders shall cause the shareholders’ meeting or the board of directors and/or executive director of Party D to vote their approval of the transfer of the Optioned Interests as set forth in this Agreement and to take any and all other actions that may be requested by Party C;

2.2.6                    To the extent necessary to maintain the Shareholders’ ownership in Party D, the Shareholders shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.2.7                    The Shareholders shall appoint any designee of Party C as the director and/or executive director of Party D, at the request of Party C;

2.2.8                    At the request of Party C at any time, the Shareholders shall promptly and unconditionally transfer their equity interests in Party D to Party C’s Designee(s) in accordance with the Equity Interest Purchase Option under this Agreement, and the Shareholders hereby waive their rights of first refusal (if any) to the share transfer by the other existing shareholder of Party D (if any); and

2.2.9                    The Shareholders shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among the Shareholders, Party D and Party C, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. To the extent that the Shareholders have any remaining rights with respect to the equity interests subject to this Agreement hereunder or under the Shareholders’  Equity Interest Pledge Agreement or under the Power of Attorney granted in favor of Party C, the Shareholders shall not exercise such rights except in accordance with the written instructions of Party C.

3.                  Representations and Warranties

The Shareholders and Party D hereby represent and warrant to Party D, jointly and severally, as of the date of this Agreement and each date of transfer of the Optioned Interests, that:

3.1                     They have the authority to execute and deliver this Agreement and any share transfer contracts to which they are a Party concerning the Optioned Interests to be transferred thereunder (each, a “Transfer Contracts”), and to perform their obligations under this Agreement and any Transfer Contracts. The Shareholders and Party D agree to enter into Transfer Contracts consistent with the terms of this Agreement upon Party C’s exercise of the Equity Interest Purchase Option. This Agreement and the Transfer Contracts to which each of Shareholders and Party D are a Party constitute or will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

3.2                     The execution and delivery of this Agreement or any Transfer Contracts and the obligations under this Agreement or any Transfer Contracts shall not: (i) cause any violation of any applicable laws of China; (ii) be inconsistent with the articles of association, bylaws or other organizational documents of Party D; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

3.3                     The Shareholders have good and merchantable title to the equity interests in Party D they hold. Except for the Shareholders’ Equity Interest Pledge Agreement, the Shareholders have not placed any security interest on such equity interests;

3.4                     Party D has a good and merchantable title to all of its assets, and has not placed any security interest on the aforementioned assets;

3.5                     Party D does not have any outstanding debts, except for (i) debt incurred in the ordinary course of business; and (ii) debts disclosed to Party C for which Party C’s written consent has been obtained;

3.6                     Party D has complied with all laws and regulations of China applicable to asset acquisitions; and

3.7                     There are no pending or threatened litigation, arbitration or administrative proceedings relating to the equity interests in Party D, assets of Party D or Party D.

4.                  Effective Date

4.1                     This Agreement shall become effective upon the date hereof, and remain effective for a term of 10 years, and may be renewed for an additional period at Party D’s election and decision. Any extended term of this Agreement shall be further extended at Party D’s election.

4.2                     The Parties agree that this Agreement shall replace the Original Option Agreement after this Agreement become effective.

5.                  Governing Law and Resolution of Disputes

5.1                     Governing law

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the formally published and publicly available laws of China. Matters not covered by formally published and publicly available laws of China shall be governed by international legal principles and practices.

5.2                     Methods of Resolution of Disputes

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission South China Sub-Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Guangzhou, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

6.                  Taxes and Fees

Each Party shall pay any and all transfer and registration tax, expenses and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Contracts.

7.                  Notices

7.1                     All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below.  A confirmation copy of each notice shall also be sent by email.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

7.1.1                     Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

7.1.2                     Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

7.2                     For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Shen Ya
Address:	Building 6, No. 20, Huahai Street, Fang Village, Liwan District, Guangzhou
Phone:	020-22330008

Party B:	Hong Xiaobo
Address:	Building 6, No. 20, Huahai Street, Fang Village, Liwan District, Guangzhou
Phone:	020-22330008

Party C:	Vipshop (China) Co., Ltd.
Address:	Building 6, No. 20, Huahai Street, Fang Village, Liwan District, Guangzhou
Attn:	Shen Ya
Phone:	020-22330008
Facsimile:	020-22330111

Party D:	Guangzhou Vipshop Information Technology Co., Ltd.
Address:	Building 1-5, No. 20, Huahai Street, Fang Village, Liwan District, Guangzhou
Attn:	Shen Ya
Phone:	020-22330008
Facsimile:	020-22330111

7.3                     Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

8.                  Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

9.                  Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.           Miscellaneous

10.1                        Amendment, change and supplement

Any amendment, change and supplement to this Agreement shall require the execution of a written agreement by all of the Parties.

10.2                        Entire agreement

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

10.3                        Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

10.4                        Language

This Agreement is written in both Chinese and English language in four copies, each Party having one copy with equal legal validity; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

10.5                        Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

10.6                        Successors/Transferees

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

Notwithstanding another other provisions under this Agreement to the contrary, Shareholders and Party D shall not transfer their rights and obligations hereunder to any other third parties unless Party C has given prior written consent.

Shareholders and Party D hereby agree that Party C has the right to transfer its rights and obligation hereunder to any third party at Party C’s sole discretion. Party C will notify other Parties hereto of such transfer and the transfer is not subject to any consents from other Parties.

10.7                        Survival

10.7.1             Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

10.7.2             The provisions of Sections 5, 7, 8 and this Section 10.7 shall survive the termination of this Agreement.

10.8                        Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

[The Remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed, or caused their respective duly authorized representatives to execute, this Fourth Amended and Restated Exclusive Option Agreement as of the date first above written.

Party A: Shen Ya

/s/ Shen Ya

Party B: Hong Xiaobo

/s/ Hong Xiaobo

IN WITNESS WHEREOF, the Parties have executed, or caused their respective duly authorized representatives to execute, this Fourth Amended and Restated Exclusive Option Agreement as of the date first above written.

Party C: Vipshop (China) Co., Ltd.

By:	/s/ Shen Ya
Name:	Shen Ya
Title:	Legal Representative

Party D: Guangzhou Vipshop Information Technology Co., Ltd.

By:	/s/ Shen Ya
Name:	Shen Ya
Title:	Legal Representative